Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Moelis & Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fees

Equity	Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	457(a)	518,306	$70.74	$36,664,966.44	0.00015310	$5,613.41

Total Offering Amounts							$5,613.41

Total Fee Offsets

Net Fee Due							$5,613.41

(1)
This registration statement covers (i) 518,306 shares of Class A Common Stock of Moelis & Company (the “Company”) that may be issued under the Moelis & Company 2024 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock

(2)
Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $70.74 per share, which is the average of the high and low price per share as reported by The New York Stock Exchange on February 24, 2025.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.